Exhibit 99.2
PARTICIPANTS

Corporate Participants
Jack Jancin – Senior Vice President - Corporate Business Development, Helen of Troy Ltd.
Julien R. Mininberg – Chief Executive Officer & Director, Helen of Troy Ltd.
Brian L. Grass – Chief Financial Officer, Helen of Troy Ltd.

Other Participants
Frank Camma – Analyst, Sidoti & Co. LLC
Olivia Tong – Analyst, Bank of America Merill Lynch
Linda Bolton Weiser – Analyst, D. A. Davidson & Co.

MANAGEMENT DISCUSSION SECTION
Operator: Good day and welcome to the Helen of Troy Limited First Quarter 2020 Earnings Call. Today's conference is being recorded. At this time, I would like to turn the conference over to Jack Jancin, Senior Vice President of Corporate Business Development. You may begin.

Jack Jancin, Senior Vice President - Corporate Business Development, Helen of Troy Ltd.
Thank you, operator. Good afternoon, everyone, and welcome to Helen of Troy's first quarter fiscal 2020 earnings conference call. The agenda for the call this afternoon is as follows: I'll begin with a brief discussion of forward-looking statements. Mr. Julien Mininberg, the company's CEO, will comment on the financial performance of the quarter and specific progress on our strategic initiatives. Then Mr. Brian Grass, the company's CFO, will review the financials in more detail and comment on the company's outlook for fiscal 2020. Following this, Mr. Mininberg and Mr. Grass will take your questions you have for us today.
This conference call may contain certain forward-looking statements that are based on management's current expectation with respect to future events or financial performance. Generally, the words anticipates, believes, expects, and other words similar are words identifying forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties that could cause anticipated results to differ materially from the actual results.

This conference call may also include information that may be considered non-GAAP financial information. These non-GAAP measures are not an alternative to GAAP financial information and may be calculated differently than the non-GAAP financial information disclosed by other companies. The company cautions listeners not to place undue reliance on forward-looking statements or non-GAAP information.
Before I turn the call over to Mr. Mininberg, I'd like to inform all interested parties that a copy of today's earnings release has been posted to the Investor Relations section of the company's website at www.helenoftroy.com. The earnings release contains tables that reconcile non-GAAP financial measures to their corresponding GAAP-based measures. The release can be obtained by selecting the Investor Relations tab on the company's homepage and then the News tab.
I will now turn the conference call over to Mr. Mininberg.

Julien R. Mininberg, Chief Executive Officer & Director, Helen of Troy Ltd.
Thank you, Jack. Good afternoon everyone and thank you for joining us. This afternoon we reported a great start to our fiscal year also a great start to Phase II of our Transformation Plan which we detailed during our May 21 Investor Day in New York.
Consolidated core business sales grew 6.8% and adjusted diluted EPS grew 10.2% in the quarter, both ahead of our expectations given the especially high year-ago base. Sales growth was driven by our Leadership Brands which grew 7.4%. Our continued focus and investments in innovation and marketing paid off handsomely.
We gained further ground online with sales growing 28%, now representing 23% of consolidated sales for the quarter. These operating results give us the fuel to further increase our spending behind attractive investment opportunities for the balance of the year, and also raise our revenue and EPS outlook for fiscal 2020.
Before continuing my discussion on the quarter's results I'd like to express my sincere appreciation for those of you who attended or listened to our Investor Day. In addition to presenting our Phase II plans, we introduced you to some of the outstanding leaders in our company, shared our long-term financial goals for Phase II, and gave you a flavor of the culture and level of engagement that our people bring to work every day. We believe their passionate commitment powers Helen of Troy and is a key driver of success as our Phase II plans come to life.
As outlined during Investor Day, Phase II builds on the accomplishments of Phase I by focusing on eight key strategic priorities. These are investing in Leadership Brands, doubling down on international, selective and strategic M&A, consumer centric, unifying and elevating the best people, accelerating shared service excellence, maximizing operating efficiency, and optimizing capital deployment. Since deploying these strategies internally nine months ago, we have been implementing them to bring next-level capabilities to our organization and pursue new growth opportunities for our Leadership Brands. OXO, Hydro Flask, Vicks, Braun, Honeywell, PUR, and Hot Tools comprised approximately 80% of our net sales and an even higher proportion of our operating profit. They sweeten our mix as we continue to grow them.
The Innovation Showcase section of Investor Day revealed important new product launches and highlighted the skill and creativity of our consumer-centric engineers, leaders, and our sales and marketing organizations. They work tirelessly to match consumer insights and trends to new technologies and differentiated timeless designs. For us, delighting end consumers with branded solutions they love and trust is a healthy obsession. Again, thank you to everyone who joined us during Investor Day.
Now I'd like to turn to a review of our business segments in this quarter. Sales growth was led by our Housewares segment which increased core business net sales by 23.8%, with growth across both brands. Outstanding. OXO saw strong growth at key brick-and-mortar retailers as we gained distribution, benefited from solid POS and improved store traffic at key retailers. New product introductions contributed to OXO's growth as both retailers and consumers responded well to new launches. Further investment in OXO's equity in store in e-commerce and via digital marketing were also key drivers. The food storage and kitchen organization categories were particularly strong and on trend with the rising popularity of organizational gurus that focus on decluttering and household organization.
For Hydro Flask, another outstanding quarter. The brand's strong equity and popularity continue to grow with outdoor enthusiasts and retailers alike. It continues to expand its number one market share position and reinforce its role as a key contributor to category growth for high-performance insulated hydration vessels. The brand made terrific strides with retailers and consumers on the East Coast of the United States, especially in the Northeast where we further expanded Hydro Flask offerings in brick-and-mortar, broadened placement on the shelf, and expanded the selection of on-trend and trend setting items. We are seeing strong point-of-sale results and inventory replenishment orders in line with accelerating sell-through for those customers where we have visibility.
In addition to Hydro Flask's growing brand equity, the introduction of a new spring collection of refreshingly bold colors across the hydration, coffee, beer and food lines is resonating well with consumers. Hydro Flask also advanced its beyond the bottle strategy with the announcement of a number of new products in its growing line of soft goods, including two new high-performance hydration packs. The first is the new 14-Liter Down Shift Hydration Pack designed to provide a lower center of gravity and increased stability. The second is the new 16-Liter Women's Hydration Pack tailored through the back panel, shoulder straps, and hip belt to fit more comfortably on a woman's body. These new consumer-centric insulated hydration backpacks are especially suited to mountain bikers and hikers. Their innovative cold flow system allows for more than four hours of hands-free cold hydration. More new products are on the way, both in bottles and beyond.
Outside the U.S., Hydro Flask continues to grow and has targeted key markets as we double down on international. We believe Hydro Flask offers much more promise and can be a leading environmental and sustainability forward authentic global brand.
Turning to the Health & Home segment, core net sales declined 4% in the quarter in the face of a difficult comparison to the prior year. However, we made sequential improvements in Asia Pacific as retailers sold down previously elevated inventory levels, earned incremental U.S. distribution for our Vicks thermometers and our Vapo lines, and introduced new products.
Recent new launches such as our Honeywell DreamWeaver Sleep Fan have been well received, a great example of our just one more strategy. This product furthers the reach of Honeywell fans into households. The DreamWeaver extends the brand into the sleep category with new benefits that can keep a formerly seasonal product front and center all year long. It uses a soothing sound frequency tone called pink noise to provide sound blocking benefits that can help promote deeper, more restorative sleep. To help it earn and keep a spot on nightstands, it also includes a USB charger for bedside essentials like phones.
Similarly in Beauty consumer-centric innovation continues to be a key success driver. The appliance momentum of the past two years accelerated in the quarter driving 3.8% growth in core business - sorry. 3.8% growth in core business sales for Beauty. Our innovations, combined with digital marketing and increasingly viral support for consumers, are key drivers of this success. Online and international were also standouts in the quarter for appliances. We have rapidly earned a large base of four- and five-star ratings on key websites and are earning strong support from bloggers and media as word spreads.
Stepping away from the business segments, I would like to now spotlight some of the other Phase II strategies where we made good progress in the quarter; namely accelerating shared service excellence, maximizing operating efficiency, and unifying and elevating the best people.
For shared services, a key focus area in Phase II is building further excellence in our processes. We have begun what we call the Helen of Troy Way, which includes simplifying, standardizing, and systematizing over 150 unique processes across our supply chain with the intent to create new efficiencies, lower inventory, and reduce out-of-stock at the point of purchase.
As an example at the very end of May, we rolled out an upgrade of our Oracle demand planning tool. This is key when managing a complex global portfolio across multiple product categories, regions and customer requirements. In addition during the quarter, we also successfully transitioned our Hydro Flask direct-to-consumer operations from a third-party partner to our own distribution center, and are now in the midst of transitioning our customizing - our customization operations and retail distribution in-house.
We expect these actions will help improve cost, quality, and speed. These changes and many more like them that are planned for Phase II would not be possible without the culture of collaboration that is now second nature across all Helen of Troy business units, shared services, and regional organizations. During Phase I, we substantially upgraded our talent pool. In Phase II, we are emphasizing training and raising the bar on performance expectations.
During the quarter, we rolled out our new Helen of Troy Academy, an in-house suite of training programs that help each associate sharpen their skills and reach their full potential. It has been very well-received and the new skills will take our people even farther.
Before I turn the call over to Brian, I want to thank you again for your trust and support as we focus on Phase II. We have created a flywheel with considerable potential for further value creation. Its power starts with our people who are focused on organic revenue growth, margin expansion from innovation and investments in our Leadership Brands. It gains efficiency from improvements to shared services and working capital further momentum comes from our debt and tax structure and accretive low risk deployment of capital. We believe these powerful elements drive the flywheel. They also underscore my belief that the brightest days for Helen of Troy are ahead of us.
With that, I will now turn the call over to Brian.

Brian L. Grass, Chief Financial Officer, Helen of Troy Ltd.
Thank you, Julien. Good afternoon, everyone. We're pleased with our first quarter results and to be in a position to raise our full year outlook. Before discussing the quarter in more detail, I'd like to further discuss the impact of tariffs since I know this is an important topic for many of you as it is for us. As I outlined during our Investor Day in May, we had been planning for the List 3 tariff increase from 10% to 25% for some time and believe we're in a good position to take pricing and supply chain actions to mitigate the impact of those increases.
In terms of the recently announced List 4, these tariffs were introduced for public comment, but have now been postponed pending a potential trade deal with China. As List 4 has not been implemented, we have not considered any changes to our fiscal 2020 outlook at this point. If ultimately implemented, we anticipate taking the same approach that we've taken in the past. The goal would be to offset the vast majority of the gross profit dollar impact with pricing, cost reductions, supplier consolidation, and other mitigation efforts.
I'd also like to explain the impact of the new UK offshore receipts in respect of intangible property tax commonly referred to as the “ORIP” tax and foreign currency fluctuations that I will be discussing during the call. Beginning with the new UK ORIP tax, where intangible property is held offshore and that property is used to facilitate sales in the UK, sales could be subject to a UK gross receipts tax of 20%. The tax came into effect during the middle of the first quarter and there are still many aspects of the legislation and implementation that remain unclear. We intend to treat this as a transactional tax included in operating expenses. While we do not believe the tax will have a material adverse impact on our operating results, it is a headwind for the first quarter and fiscal 2020 that was not included in our original outlook.
Turning to currency, average foreign exchange rates were generally unfavorable compared to the same period last year, which negatively impacted net sales and gross profit. You'll also hear me refer to a favorable impact from foreign currency in SG&A which primarily relates to the settlement of forward contracts that are intended to offset the unfavorable impact of currency on net sales and gross profit.
Turning to a review of the quarter, we achieved strong results with adjusted diluted EPS above our expectations, largely due to stronger than expected net sales in Housewares and Beauty in the second half of the quarter. Consolidated sales revenue was $376.3 million a 6.1% increase over the prior year driven by a core business increase of 6.8% reflecting an increase in brick and mortar sales in the Housewares segment, growth in consolidated online sales, and an increase in appliance sales in the Beauty segment.
Sales in the online channel grew approximately 28% year-over-year to now comprise approximately 23% of our consolidated net sales in the first quarter. These factors were partially offset by lower international sales in the Health & Home segment, a decline in Personal Care sales within the Beauty segment, and the unfavorable impact from foreign currency of approximately $2.5 million or 0.7%.
This was a very strong quarter for our Housewares segment which posted a core business increase of 23.8% as the segment continues to see strong demand for both the OXO and Hydro Flask brands online and in-store with new product introductions contributing meaningfully to growth.
In line with our expectations, Health & Home core business net sales decreased 4% which reflects a difficult comparison to expanded international distribution and the tail end of a strong cough/cold/flu season in the same period last year. These factors were partially offset by incremental distribution with existing domestic customers and early replenishment of certain seasonal categories.
Beauty core business net sales increased 3.8% primarily due to growth in the appliance category especially online and growth in international. These factors were partially offset by a decrease in brick-and-mortar and a decline in Personal Care.

Consolidated gross profit margin was 40.8% compared to 41.3%. The 0.5 percentage point decrease is primarily due to the impact of tariff increases, unfavorable foreign currency and higher freight expense, partially offset by the favorable margin impact from growth in Leadership Brands and a higher mix of Housewares sales.
SG&A was 28.1% of net sales compared to 28.6%. The 0.5 percentage point decrease is primarily due to the impact of our pricing actions taken with retail customers, the favorable impact of foreign currency exchange and forward contract settlements, the impact of greater operating leverage, and lower product liability claim expense. These factors were partially offset by higher annual incentive and share-based compensation expense related to short- and long-term performance, higher new product development expense, and higher advertising expense.
GAAP operating income was $47.2 million or 12.5% of net sales. This compares to $43.3 million or 12.2% of net sales in the same period last year. The increase in margin was driven by the favorable comparative impact of restructuring charges of $1.1 million and lower SG&A as a percentage of net sales partially offset by a reduction in gross profit margin. Adjusted operating income was $59.3 million or 15.8% of net sales, compared to $55.5 million or 15.6% of net sales.
Turning now to adjusted operating margin by segment. Housewares' adjusted operating margin was 23.7% compared to 21.7%. The 2 percentage point increase primarily reflects the margin impact of a more favorable product and channel mix, and greater operating leverage. These factors were partially offset by higher advertising investment to support the brands, new product launches, and expanded distribution, higher annual incentive compensation expense, and higher new product development expense.
Health & Home adjusted operating margin was 13.7% compared to 15.3%. The 1.6 percentage point decrease primarily reflects the impact of tariff increases, the unfavorable impact of foreign currency on net sales and gross profit, higher new product development expense, lower operating leverage, and a less favorable product and channel mix. These factors were partially offset by the favorable impact of foreign currency exchange, and forward contract settlements in SG&A, and lower product liability claim expense.
Beauty adjusted operating margin was 4.8% compared to 6.8%. The 2 percentage point decrease is primarily due to higher freight expense to meet strong demand in the product - in the appliance category, a less favorable product and channel mix, and higher new product development expense. These factors were partially offset by lower advertising and amortization expense.
Our effective tax rate was 7.6% compared to 6.2%. The year-over-year increase in the effective tax rate is primarily due to shifts in the mix of taxable income in the company's various tax jurisdictions and increases in certain statutory tax rates.
Income from continuing operations was $40.7 million or $1.61 per diluted share compared to $38.2 million or $1.43 per diluted share. Non-GAAP adjusted income from continuing operations was $52.1 million or $2.06 per diluted share compared to $49.8 million or $1.87 per diluted share. This represents a 10.2% increase in adjusted diluted EPS despite unfavorable foreign currency, the new UK ORIP tax, and an increase in growth investments year-over-year. We are pleased to deliver strong growth on top of a 32.6% increase in adjusted diluted EPS in the same period last year.
Now moving on to our financial position. Accounts receivable turnover increased to 66.8 days for the first quarter compared to 62.6 days in the same period last year. Turnover is an average trailing 12-month calculation and the increase primarily reflects the timing of revenue growth and cash collections period over period. Our accounts receivable balance at the end of the first quarter was $262.5 million compared to $255.7 million at the same time last year.
Trailing 12-month inventory turnover improved to 3.2 times compared to 3.1 times in the prior-year period. Inventory was $335.3 million compared to $256.3 million at the same time last year. The increase largely reflects temporarily higher inventory levels to avoid any potential disruption in supply as we continue certain strategic supplier consolidations, and as we complete the integration of Hydro Flask into one of our core distribution facilities. We expect to improve our inventory levels as these projects are completed.

Net cash provided by operating activities from continuing operations decreased $13.2 million compared to the same period last year. The decrease was primarily due to an increase in cash used for inventory. This was partially offset by a decrease in cash used by accrued expenses and other current liabilities.
Total short and long-term debt was $321.1 million compared to $300.1 million. Our leverage ratio was 1.3 times for both periods.
Our first quarter results are a good example of how the dynamic omni-channel retail environment can alter the cadence of our quarterly results as we continue to adapt to this evolving landscape and quickly capitalize on opportunities. Retailers are adjusting to the same environment which can result in order volatility. Our digital advertising initiatives have been effective and measurable but can also vary quarter-to-quarter and year-over-year. Despite this variability, we're pleased with our operational execution and ability to achieve consistent annual results and expect to continue to prioritize annual performance and the long-term health of our businesses.
Turning to our outlook. Although it is early in our fiscal year, we are increasing our full year expectations to reflect the strength of the first quarter. We're especially pleased to increase our adjusted diluted EPS outlook while making incremental growth investments, and absorbing unfavorable impacts from foreign currency, and the new UK ORIP tax, all of which were not included in our original outlook.
For fiscal 2020, we now expect consolidated net sales revenue in the range of $1.59 billion to $1.62 billion which implies consolidated sales growth of 1.7% to 3.6% compared to the prior expectation of 1% to 3%.
Our net sales outlook reflects an increase in Housewares net sales growth to 6% to 8% compared to our prior expectation of 4% to 6%. We are maintaining our outlook for Health & Home net sales growth of 2% to 3%; and we are maintaining our outlook for Beauty net sales decline in the low-single digits, which includes the expectation for a third consecutive year of growth in our appliance business.
We now expect consolidated GAAP diluted EPS from continuing operations of $6.80 to $6.97, and non-GAAP adjusted diluted EPS from continuing operations in the range of $8.40 to $8.65 which excludes any asset impairment charges, restructuring charges, share-based compensation expense, and intangible asset amortization expense.
Our net sales and diluted EPS outlook assumes the severity of the upcoming cough/cold/flu season will be in line with historical averages and that June 2019 foreign currency exchange rates will remain constant for the remainder of the fiscal year. The year-over-year comparison of adjusted diluted EPS from continuing operations is impacted by an expected increase in growth investments of 12% to 17% in fiscal 2020 compared to our prior expectation of 10% to 15%. Our diluted EPS outlook is based on estimated diluted shares outstanding of 25.3 million.
The increase in the adjusted diluted EPS outlook reflects our strong performance in the first quarter partially offset by the expected impact of the new UK ORIP tax, the expected unfavorable impact from the assumption that June 2019 foreign currency exchange rates will remain constant for the rest of fiscal 2020 and the expected increase in growth investments compared to our original outlook. Combined, these items have an impact of approximately $0.20 per diluted share.
We continue to expect adjusted EPS growth for fiscal 2020 to be concentrated in the second half of the year due to the strong performance comparison and specific events in the first half of fiscal 2019. We now expect growth in adjusted diluted EPS for the first half of fiscal 2020 of 4% to 6% year-over-year.
We expect a reported GAAP effective tax rate range of 9.9% to 11.9%, and an adjusted effective tax rate range of 9.1% to 10.7% for the full fiscal year of 2020. The likelihood and potential impact of any fiscal 2020 acquisitions and divestitures, future asset impairment charges, future foreign currency fluctuations, further tariff increases or further share repurchases are unknown and cannot be reasonably estimated. Therefore, they are not included in our sales and earnings outlook.
Now I'd like to turn it back to the operator for questions.
QUESTION AND ANSWER SECTION
Operator: Thank you. [Operator Instructions] We'll go first to Frank Camma with Sidoti.

<Q - Frank Camma - Sidoti & Co. LLC >: Hey. Good afternoon, guys.

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. Hey, Frank. How're you doing?

<Q - Frank Camma - Sidoti & Co. LLC >: Good. Thanks for taking the question. Hey, a couple of things. Can you start - I know you gave some color on this, but can you talk a little bit more about the cadence of the quarter given the size of the beat here? I mean, it obviously - you called out Housewares and Beauty, and it sounds like it was really back-end weighted. Was that replenishments? Was that new distribution? Can you go a little bit more into that by segment?

<A - Brian Grass - Helen of Troy Ltd.>: Sure. I think there's - while we don't expect 23% growth in that segment on an ongoing basis, I would say there's not a lot of unusual things driving sales there. It's being driven by strong demand for both Hydro Flask and OXO products and solid distribution, but not what I would call a lot of pipeline fill. It's really mostly being driven by demand and maybe it's a little bit lumpy based on the timing of some of the programs that's going on at the retailers. But I would call nothing incredibly unusual and you're right, it was concentrated more in the back half of the quarter, which is why...

<Q - Frank Camma - Sidoti & Co. LLC >: And there was no club channel either. It sounded like - or less, I should say.

<A - Brian Grass - Helen of Troy Ltd.>: [indiscernible] (00:28:32). Less, less.

<Q - Frank Camma - Sidoti & Co. LLC >: Right, right, right.

<A - Brian Grass - Helen of Troy Ltd.>: There was club channel in both periods but actually...

<Q - Frank Camma - Sidoti & Co. LLC >: Okay.

<A - Brian Grass - Helen of Troy Ltd.>: ...less than in the first quarter of this year compared to the same quarter last year. [indiscernible] (00:28:41)

<Q - Frank Camma - Sidoti & Co. LLC >: Okay. Go ahead. I'm sorry. Go ahead.

<A - Julien Mininberg - Helen of Troy Ltd.>: I apologize. Julien here. And I'm sorry to interrupt either of you. I want to say also that in the Beauty segment, we just really had very strong demand in the appliances and as product came in, especially late in the quarter, as Brian mentioned, even it's just the last few weeks, a lot of product went out the door to the pent-up demand. So this is not inventory or pipeline. This is just pure sell-through and filling in suction from the market for some really good products, and those innovations are driving that viral stuff that you heard me talk about in the...

<Q - Frank Camma - Sidoti & Co. LLC >: Yes.

<A - Julien Mininberg - Helen of Troy Ltd.>: ...prepared remarks and the result, not just a big beat, but surprised us especially in the back half of the quarter.

<Q - Frank Camma - Sidoti & Co. LLC >: Well, Beauty makes sense to me because you had success in the first - the last quarter. So, I kind of see kind of a pull-through on that. But your numbers, your guidance for Housewares for the balance of the year would suggest no matter how you look at it, a huge deceleration in revenue growth. So, can you explain like how that works through your system?

<A - Julien Mininberg - Helen of Troy Ltd.>: You mean versus the big number that was just...[indiscernible] (00:29:57)

<Q - Frank Camma - Sidoti & Co. LLC >: Yeah, I mean, the 23%... [indiscernible] (00:29:58)

<A - Julien Mininberg - Helen of Troy Ltd.>: ... increase for the year.

<Q - Frank Camma - Sidoti & Co. LLC >: Well, yeah, no, I get that it's an increase in the year. But to get to a - I thought you said a top end of growth for the year of revenue growth was 8%. Is that correct?

<A - Brian Grass - Helen of Troy Ltd.>: Correct.

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. It's still early in the year.

<Q - Frank Camma - Sidoti & Co. LLC >: Mathematically, you have to grow like in a range of 4% to 5% for the balance of the year.

<A - Brian Grass - Helen of Troy Ltd.>: Well, keep in mind that the first quarter is a smaller quarter comparatively in absolute dollars. So, the following quarters have much more ability to influence the result. So, I mean, it's - you got to do the math in dollars. You can't just look at percentages to be able to get there.

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. And knowing the size of the beat in the different quarters, but the year-over-year of the prior year, so, if you look at Q2 of Housewares since it's what you're asking about, in the second quarter of last year, the growth from the year before was substantial. So, to grow over that is a big number, we will. And then to grow further for the rest of the year than we originally pointed out, some of it is rolling through the beat that we just add to your question. And some of it is just early days. We haven't seen the whole year play out yet. I'm not saying we'll do better. I'm simply saying it might even turn out up from there. We'll see how the year plays out, Frank.

<A - Brian Grass - Helen of Troy Ltd.>: Historically, the first quarter is their smallest - is their smallest sales quarter.

<Q - Frank Camma - Sidoti & Co. LLC >: No, I get that and you comp - but you did comp against your pretty much your biggest quarter from year-over-year. So - unless my numbers are wrong. So, I think you had 19% year-over-year last year, and you went to about 19%, and then by the fourth quarter it decelerated to 8%, correct for Housewares or?

<A - Julien Mininberg - Helen of Troy Ltd.>: Yes, but careful of what Brian is saying, it's one thing to do the percentages and [ph] then arrive (00:31:52) ...

<Q - Frank Camma - Sidoti & Co. LLC >: Yeah, yeah. [indiscernible] (00:31:52)

<Q - Frank Camma - Sidoti & Co. LLC >: Yeah, no, no, I get it.

<A - Julien Mininberg - Helen of Troy Ltd.>: Okay.

<Q - Frank Camma - Sidoti & Co. LLC >: Okay guys, I don't want to beat that point, but okay. Can you just - then I'll get out of line on this, but can you explain why the Beauty margin given the sales, I'm just looking at net of restructuring expenses, why the margin wouldn't have expanded more even where...[indiscernible] (00:32:16)

<A - Brian Grass - Helen of Troy Ltd.>: Right. There's a fairly - we called that out, there's a fairly significant amount of freight expense that we made the decision to incur to - in order to fulfill against the strong demand that we had for some of the products. And so, we had to use expedited freight in order to meet that strong demand and we chose out of the options to make that choice even though it does have a temporary drag on margins. We're out of the position where we'll need to incur that expense on a go forward basis.

<Q - Frank Camma - Sidoti & Co. LLC >: Okay.

<A - Brian Grass - Helen of Troy Ltd.>: Yeah, correct.

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. And remember we're consumer-centric and there's a lot of draw for those products in the market. So, it's one thing to say no to a customer we don't have the product at the full level of order and allocate, it's another thing to make the choice to supply the market, satisfy the consumer with a product that we know is a winner and in several of those innovations it's just a lot of demand, and we made that choice. As Brian mentioned with the supply now significantly increased we don't see that going forward, so, there's normalization.

<A - Brian Grass - Helen of Troy Ltd.>: You also had Frank, the mix factor of the decline in Personal Care which is got a much...

<Q - Frank Camma - Sidoti & Co. LLC >: Right.

<A - Brian Grass - Helen of Troy Ltd.>: ...stronger margin, that decreasing will have an impact on the overall margin.

<Q - Frank Camma - Sidoti & Co. LLC >: Okay, great. Thanks, guys.

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah, you bet. Thanks, Frank.

Operator: And we'll go next to Olivia Tong with Bank of America.

<Q - Olivia Tong - Bank of America Merrill Lynch>: Hi. Thanks.

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah, hey, Olivia.

<Q - Olivia Tong - Bank of America Merrill Lynch>: How are you?

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. Hi. Your first call with us, welcome, we're thrilled. I know you've been following the company for a long time but great to see you on this call, terrific Olivia.

<Q - Olivia Tong - Bank of America Merrill Lynch>: Thank you. I appreciate it. First question is just around the incremental investment dollars. It sounds like you obviously had a nice quarter. So, it sounds like you're spending a little bit more on growth investments. Can you talk about where that incremental dollars going forward?

<A - Julien Mininberg - Helen of Troy Ltd.>: Yes, great question and we are, we are increasing - we're very pleased to do that. The fuel from the first quarter result gives us the confidence. There's a lot of opportunities across the Leadership Brand. So, it's concentrated in those seven brands. It's primarily going online. There's some money going into international expansion and there's a fair amount focused on the digital marketing side of online as opposed to just the e-commerce support. So, you'll see us very active on the Amazons of the world, on the e-commerce or e-tail side because that's where the consumer is and we are consumer centric and the rest of that digital money is going against marketing campaigns for new items, feeding some of the viral stuff that that has just been so strong that we almost couldn't pour enough money into it at this point.
And then as the seasons come up whether it's cold/flu or the hot summer for example so those are places where you didn't have to put marketing money against things like fans, so they sold themselves, things like the cold/flu season or the upcoming heaters, we'll see how the wildfires and all that stuff if there are any turn out. So these are the places where the money will be spent.
And on the social media side, we found some really good levers with attractive ROIs. And now that we have some more money to pour into them, we will increase the investments.
<Q - Olivia Tong - Bank of America Merrill Lynch>: Got it. That's super helpful. And then I want to talk a little bit about sustainability of the Housewares growth. It sounds like there's something one-time or temporary in there, just straight demand. So if you could perhaps break down a little bit the POS growth versus new distribution, and is this distribution you just won or - so we should anticipate potentially three more quarters of elevated growth? Or is this also layering in prior gains playing - are prior gains playing a part in this as well?

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah, understood. So we talked about both brands, OXO and Hydro Flask. That's Housewares, they're both positive but also different stories.
So starting with OXO, OXO is fairly well penetrated in this country, in the United States. It does have lots of opportunities overseas and we are making progress overseas. And we like what we see on the one hand. On the other hand, in the United States, some of the new products just earned incremental distribution at some of the biggest customers. And we are doing well on shelf. They're making decisions about rationalizing what they want on shelf. And OXO is strong enough in its POS performance that it's emerging the victor in plenty of those decisions at buyers. So there's some incremental distribution there.
We're leaning in online. Online is doing very well for OXO. And that incremental spending that I just referred to is helping to feed it and we're learning every day and just getting sharper and sharper on how we spend. And the new products themselves, they're just appealing to consumers and they are generally selling through very well. You heard us talk about food storage and personal household organization stuff as two examples in the prepared remarks this quarter, and POP 2.0 Containers as a specific and I think you saw those in the Innovation Showcase in the Investor Day and they're pretty cool. The new coffee grinders are tearing up the track, they're winning all kinds of awards as well. So these are things that we're leaning into.
In the case of Hydro Flask, Hydro Flask has earned a lot of new distribution especially in the East Coast at a couple of big retailers who have leaned in on the category and specifically leaned in on the brand and then we've earned more shelf space. We're putting some very good items on the shelf and also some new ones, so that major outdoor sports and those retailers they are now anniversarying and so as a result, you're talking about pure sell-through and the acceleration of the consumer appeal. And you can see it in the market share actually and I mentioned that we're expanding an already leadership position in the metal beverageware market share and as a result of some of what I'm saying here.
And then in terms of growth drivers, the same that we've highlighted a couple of times on Hydro Flask beyond still winning distribution are hard at work. So I'm talking about new products like the soft lines that we talked about specifically in the call today and we even named a couple of specific items around the new hydration packs and there's a few other new packs that are just out there now and attractive to consumers so the sell-through looks good.
Other new products in the bottle space whether it's new colors, new shapes, new sizes. We have some very cool ones that are being introduced into the marketplace, customization. And then lastly,

international, which is a growth driver for Hydro Flask and a lot of whitespace for us on the subject of international. So this is where the sustainability comes from. I had the concern frankly from investors for probably about three years now, which is how could you keep that thing growing. And with no arrogance of any kind, its revenues are multiples of when we bought it and it continues to grow very strongly.

<Q - Olivia Tong - Bank of America Merrill Lynch>: Got it. Thank you very much.

<A - Julien Mininberg - Helen of Troy Ltd.>: Thank you. You bet, Olivia. Thank you for your questions..

Operator: We'll go next to Linda Bolton Weiser with D.A. Davidson.

<Q - Linda Bolton Weiser - D.A. Davidson & Co.>: Hi.

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. Hi, Linda.

<Q - Linda Bolton Weiser - D.A. Davidson & Co.>: Hi. So just keeping on that topic of the growth of Housewares in terms of what inning Hydro Flask is in terms of distribution gains? What inning would you say it's in?

<A - Julien Mininberg - Helen of Troy Ltd.>: I would say in the U.S. it's probably in the later part of the middle innings. So think like sixth inning something like that.

<A - Brian Grass - Helen of Troy Ltd.>: But just with respect to bottles, its core category, it has new categories that where distribution can...

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah.

<A - Brian Grass - Helen of Troy Ltd.>: ...still be gained.

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. I'm talking about bottles, so if you back up like two, three years, a primarily West Coast heavy brand, which is just crushing in on the on the West Coast expanded into the Midwest, it started expanding into the Southwest, and then into the East, the Southeast is still even still a little underdeveloped. The Northeast just a year ago was underdeveloped. So this is the trip from call it the second inning to the third, fourth, fifth like that.

It's probably more like the sixth now, and I think there's incremental distribution yet to be earned for Hydro Flask. It is setting trends. I myself was just in Northern California for some business things. A week or so ago I was on a campus of a major university there. There were tons of kids and doing all kinds of sports things, I'd say teams of 20, 30 kids were walking by, and with easily 15 and 18 Hydro Flasks in a pod of 20 kids, and a lot of them with the newer colors. So even in a place where the distribution is in its higher innings like California where a lot of this started, you're seeing the new items penetrate far, and all kinds of users coming in and buying into the trend and want these products. So it's not just about innings of distribution, it's about new items that are driving existing distribution into new sell-through.
And then when you talk about international, even though we're doing very well, the whole doubling down thing I tell you it'll be shorter to say all the opportunities than it is to say the places where we are. There are just so many ways to grow. But I'd say they were probably in the second inning at most on the subject of - maybe first on the subject of distribution opportunities in the developed part of the world, and in the specific countries where we've chosen obviously for competitive reasons, we wouldn't list them all, but the intention is to drive far in the international where eight of the nine innings are left to play.

<Q - Linda Bolton Weiser - D.A. Davidson & Co.>: Okay. And then can I just ask on the Health & Home? I think your prior year comparison gets even tougher in the second quarter so...

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah.

<Q - Linda Bolton Weiser - D.A. Davidson & Co.>: I mean, like could core sales be down actually like 10% or more in the second quarter, and then if so it really has to be a big ramp in the second half. Is there any particular new product launch or any kind of comparison issue that would give us confidence you can really see a much higher growth rate in the second half of the fiscal?

<A - Brian Grass - Helen of Troy Ltd.>: For Health & Home in particular?

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah, yeah. That's what she's asking.

<A - Brian Grass - Helen of Troy Ltd.>: Yeah. Yeah. You mentioned 10%, I would say we're not expecting a 10% decline in the second quarter. I think it's safe to assume we're expecting a decline, but somewhere in the range of 0% to 5% for Health & Home.

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. But to be clear that's not because of some sort of huge weakness. It's because of your point that you just made. That base is a monster in the year ago period. We're very proud of that result. Now grow over it. That's a hard thing to do and so that that's what doing the math of that -the decline that he's talking about. Did that answer all the questions?

<Q - Linda Bolton Weiser - D.A. Davidson & Co.>: Yes, it did. Yes, excellent. And then, on the tariffs, can you just remind us on the List 3 which I guess is 25% correct. When is that effective?

<A - Brian Grass - Helen of Troy Ltd.>: It's already effective and our pricing is already effective.

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. And there's the [ph] moves on the flask base (00:43:51).

<A - Brian Grass - Helen of Troy Ltd.>: Maybe you're talking about List 4, not List 3. Look there's a List 4 that's on a very large group of items, including iPhones and things like that. That has not been put into place. It's been - it was announced and then it was delayed pending a potential trade deal negotiation.
There was a List 3 that was announced and implemented to go from 10% to 25%. It has been put in place and we have implemented our pricing actions on it.

<Q - Linda Bolton Weiser - D.A. Davidson & Co.>: Okay. And then, to sum the $0.20 difference between your beat and your guidance raise, for those three things is there any way to break down the $0.20 by FX, the UK tax thing, and the investment increase?

<A - Julien Mininberg - Helen of Troy Ltd.>: They actually work out to be kind of equal, roughly equal amongst all three. So if you want to work with that, you can.

<Q - Linda Bolton Weiser - D.A. Davidson & Co.>: Okay. Thank you very much. I appreciate it.

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. Thanks. And then, the one thing I want to say before we move to the next question and a lot of you have asked about Housewares sustainability because of the big beat in the total guidance for the year. I wanted to emphasize a point that I know we hit in the prepared remarks, but not in the response to your question, which is this concept of just one more is a very powerful one on Hydro Flask, and so is the idea of beyond the bottle. And so, we're am ping up our ability in the categories we're already strong, like the beverage bottles to bring it, it's probably not just one more, but just several more into many people's households.

And for those of you who have teenagers or something like that in your house or their friends, I don't know how many times you've heard something along the lines of yeah but the new one, meaning the new size or the new color or I've seen my friend has this cool thing, and I'm interested in it too. I can tell you it's very true on the college campuses, and there's people now that are going to insulated bottles, Hydro Flask is winning, and then you're even seeing some of those kids with multiple Hydro Flasks. Think of a gym one versus the one you take to the classes, different sizes and caps and things like that.
And on the subject of beyond the bottle, the soft lines, we talked about them in the call, but I really want to emphasize that any new distribution there is just incremental distribution and because we started off small there, it's not our heritage. Our heritage was in the bottles. That's all incremental growth for us, and we are innovating and those hydration packs that we just called out today for like mountain biking, and hiking, and also the women's version, these are innovative, and we'll see how it all sells through, but we like our prospects on the subject of beyond the bottle.
<Q - Linda Bolton Weiser - D.A. Davidson & Co.>: Thank you.

<A - Julien Mininberg - Helen of Troy Ltd.>: You bet.

Operator: At this time, I'll like to pass it back to management for any additional or closing comments.

<A - Julien Mininberg - Helen of Troy Ltd.>: Yes. Thank you, operator, and thank you to everyone for being with us on the call today. We very much appreciate your support, and we know we'll be talking with many of you in the coming weeks. So thanks for attending and have a great evening.

Operator: That does conclude today's conference. We thank you for your participation.

<A - Julien Mininberg - Helen of Troy Ltd.>: Thank you.